As filed with the Securities and Exchange Commission on April 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	85-2838301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 South 500 West, Suite 150

Salt Lake City, Utah 84101

(888) 927-7296

(Address of Principal Executive Offices, including zip code)

RE2, Inc. 2005 Stock Option Plan Amended and Restated (5-7-07)

RE2, Inc. Stock Incentive Plan of 2014

(Full title of the plans)

Kiva A. Allgood

Chief Executive Officer

650 South 500 West, Suite 150

Salt Lake City, Utah 84101

(888) 927-7296

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick Schultheis Michael Nordtvedt Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 Telephone: (206) 883-2500	Stephen Sonne General Counsel 650 South 500 West, Suite 150 Salt Lake City, Utah 84101 Telephone: (888) 927-7296

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Sarcos Technology and Robotics Corporation, a Delaware corporation (f/k/a Rotor Acquisition Corp.) (unless specified otherwise, the “Company,” “we,” “us,” or “Sarcos”) in connection with that certain Agreement and Plan of Reorganization (the “Merger Agreement”) with Spiral Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Sarcos (“Merger Sub I”), and Spiral Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sarcos (“Merger Sub II”), RE2, Inc., a Pennsylvania corporation (“RE2”), and Draper Triangle Ventures III, LP, a Delaware limited partnership, solely in its capacity as the agent for and on behalf of the shareholders of RE2 under the Merger Agreement (the “Representative”). At the closing, pursuant to the Merger Agreement, Merger Sub I merged with and into RE2 (the “First Merger”), with RE2 surviving the First Merger and continuing as a wholly owned subsidiary of Sarcos (the “Surviving Corporation”).  Immediately following the First Merger, RE2 merged with and into Merger Sub II (the “Second Merger” and with the First Merger, the “RE2 Acquisition”), with Merger Sub II surviving the Second Merger and continuing as a wholly owned subsidiary of Sarcos. At the effective time of the Second Merger, Merger Sub II was renamed RE2, LLC.

Pursuant to and subject to the terms of the Merger Agreement, upon the occurrence of the First Merger, the Company assumed certain outstanding options to acquire RE2 common stock granted under the RE2, Inc. 2005 Stock Option Plan Amended and Restated (5-7-07) or the RE2, Inc. Stock Incentive Plan of 2014 in accordance with their terms (the “Assumed Options”) which, following such assumption, represent rights to acquire shares of the Company Common Stock, subject to the terms and conditions of the underlying awards and policies related thereto and the terms and conditions of the Merger Agreement. This Registration Statement relates to an aggregate of 3,877,039 shares of Company Common Stock issuable pursuant to such Assumed Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the eligible employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	Our Annual Report on Form 10-K (File No. 001-39897) for the fiscal year ended December 31, 2021 filed with the SEC on March 29, 2022, pursuant to Section 13(a) under the Exchange Act;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period covered by the document referred to in (1) above.

(5)

The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-39897) filed with the SEC on September 24, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington, has passed on the validity of the Shares offered pursuant to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (DGCL) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the board of directors pursuant to the applicable procedure outlined in our Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit			Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1	Second Amended and Restated Certificate of Incorporation of Sarcos Technology and Robotics Corporation	8-K	001-39897	3.1	September 30, 2021

4.2*	Amended and Restated Bylaws of Sarcos Technology and Robotics Corporation

4.3	Specimen Stock Certificate	8-K	001-39897	4.1	September 30, 2021

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1*	Consent of independent registered public accounting firm

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	RE2, Inc. 2005 Stock Option Plan Amended and Restated (5-7-07) and forms of agreement

99.2*	RE2, Inc. Stock Incentive Plan of 2014 and forms of agreement

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, the State of Utah, on April 27, 2022.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

By:	/s/ Kiva A. Allgood
Kiva A. Allgood
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kiva A. Allgood and Steven Hansen, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kiva A. Allgood Kiva A. Allgood	President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2022

/s/ Steven Hansen Steven Hansen	Chief Financial Officer (Principal Financial and Accounting Officer)	April 27, 2022

/s/ Benjamin G. Wolff Benjamin G. Wolff	Executive Chairman and Director	April 27, 2022

/s/ Priya Balasubramaniam Priya Balasubramaniam	Director	April 27, 2022

/s/ Brian D. Finn Brian D. Finn	Director	April 27, 2022

/s/ Peter Klein Peter Klein	Director	April 27, 2022

/s/ Matthew Shigenobu Muta Matthew Shigenobu Muta	Director	April 27, 2022

/s/ Eric T. Olson Eric T. Olson	Director	April 27, 2022

/s/ Laura J. Peterson Laura J. Peterson	Director	April 27, 2022

/s/ Dennis Weibling Dennis Weibling	Director	April 27, 2022